UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  August 7, 2006

THERMADYNE HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-22378	74-2482571
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

16052 Swingley Ridge Road, Suite 300
Chesterfield, Missouri	63017
(Address of principal executive offices)	(Zip Code)

(636) 728-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.                                          Entry into a Material Definitive Agreement.

In connection with Steven A. Schumm’s appointment as Executive Vice President-Chief Financial and Administrative Officer of Thermadyne Holdings Corporation (the “Company”), which is more fully described in Item 5.02 of this Current Report on Form 8-K, the Company entered into an Executive Employment Agreement (the “Employment Agreement”) with Mr. Schumm effective as of August 7, 2006.

The Employment Agreement has an initial term of two years, with automatic one-year renewal periods, unless otherwise terminated in accordance with its terms.

Pursuant to the terms of the Employment Agreement, Mr. Schumm will receive an annual base salary of $325,000 and is eligible for an annual bonus of not less than 75% of his annual salary in accordance with the terms of the Company’s Management Incentive Plan.  Mr. Schumm is also entitled to participate in the Company’s employee benefit and health plans, programs and arrangements as may be available.  In addition, the Company granted Mr. Schumm the option to purchase up to 120,000 shares of the Company’s Common Stock in accordance with the terms and conditions of the Company’s 2004 Stock Incentive Plan.

The Employment Agreement provides that if Mr. Schumm’s employment is terminated due to death, his estate, heirs or beneficiaries will receive his then current compensation through the end of the month in which his death occurred, a pro rata portion of his annual bonus and any un-reimbursed expenses.  If his employment is terminated due to a disability, Mr. Schumm will receive his then current compensation until the earlier of the time that benefits under the Company’s long-term disability insurance begin or 180 days from the date of the disability, a pro rata portion of any annual bonus he would have been entitled to receive and any un-reimbursed expenses.

If Mr. Schumm’s employment is terminated for cause, as defined in the Employment Agreement, or voluntarily by Mr. Schumm, Mr. Schumm shall not receive any further compensation or benefits, other than those benefits to which he may become entitled which by their terms survive termination.  If his employment is terminated without cause or is constructively terminated by Mr. Schumm, as that term is defined in the Employment Agreement, Mr. Schumm shall receive his then current compensation for twelve months, a bonus in the amount of 75% of his annual base compensation and, during such twelve-month period, continuation of the benefits to which he is entitled, other than participation in any of the Company’s 401(k) plans, employee stock purchase plans or other retirement plans.

The Employment Agreement also provides for a non-competition and non-solicitation period ending twelve months following the termination of Mr. Schumm’s employment with the Company.  If, however, Mr. Schumm’s employment is terminated for disability or without cause, or is constructively terminated by Mr. Schumm, the non-competition period shall last for so long as Mr. Schumm is receiving payments pursuant to a Company-sponsored disability plan or pursuant to the payment terms for termination for cause and constructive termination, as described above.

Under the terms of the Employment Agreement, the Company will indemnify Mr. Schumm against all costs, charges and expenses incurred by Mr. Schumm in connection with any action or proceeding to which he may be made a party by reason of his being or having been an officer or employee of the Company, or serving as a director, officer or employee of an affiliate of the Company, at the Company’s request.  Such indemnification survives any termination of the Employment Agreement.

In the event that Mr. Schumm receives any payments or benefits upon a change of control or ownership of the Company, or a sale of a substantial portion of the Company’s assets, that would be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the Company has agreed to pay Mr. Schumm an amount equal to such tax plus an additional amount so that the net, after-tax effect of the payment of such excise tax is as if such additional payment had not been made.

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 7, 2006 the Company’s Board of Directors appointed Steven A. Schumm as the Company’s Executive Vice President-Chief Financial and Administrative Officer.  In connection with the appointment, the Company entered into an Employment Agreement with Mr. Schumm, which is more fully described in Item 1.01 to this Current Report on Form 8-K.  As Executive Vice President-Chief Financial and Administrative Officer, Mr. Schumm will serve as the Company’s Principal Financial Officer.  Since April 2006, Mr. Schumm has been assisting the Company in its corporate finance, accounting and administrative functions as a consultant.

Before commencing his employment with the Company, Mr. Schumm, age 53, served as Executive Vice President-Chief Financial Officer of La Quinta Corporation from July 2005 until January 2006 and Executive Vice President-Chief Administrative Officer for Charter Communications, Inc. from 1998 until January 2005.  During this time, Mr. Schumm also served as Interim Chief Financial Officer at Charter Communications, Inc. from 2002 to January 2004.  Prior to this, Mr. Schumm was employed for 25 years at Ernst & Young LLP, where he held various positions, including Managing Partner of the St. Louis office and National Director of Industry Tax Services.  Mr. Schumm has a Bachelor of Science in Business Administrative from St. Louis University and is a Certified Public Accountant.

On August 7, 2006, the Company issued a press release announcing the appointment of Mr. Schumm.  A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release of Thermadyne Holdings Corporation, dated August 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	August 9, 2006

THERMADYNE HOLDINGS CORPORATION

		By:	/s/ Patricia S. Williams
		Name:	Patricia S. Williams
		Title:	Vice President, General Counsel and
Corporate Secretary